EXHIBIT 10.66

AGREEMENT

CPI Corp., a Delaware corporation (the "Corporation"), and Paul C. Rasmussen (“Executive”) enter into this Agreement (this “Agreement”), as of the 30th day of October, 2006.

WITNESSETH:

WHEREAS, Executive is currently employed by the Corporation as its Chief Executive Officer and Corporation wishes to terminate that employment arrangement so the Executive can pursue other interests;

WHEREAS, Corporation and Executive entered into an Employment Agreement dated July 12, 2005 and accepted by Executive on July 13, 2005 (the “Employment Agreement”);

        NOW, THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

    1. Separation Date. Executive hereby resigns his employment and all officer positions with the Corporation and all of its subsidiaries effective October 10, 2006 (“Separation Date”).

    2. Separation Payment. Following the Separation Date, in accordance with the Employment Agreement, the Corporation hereby agrees to pay Executive a lump sum payment equal to 12 months of his current base salary (the “Separation Payment”). This payment will occur as soon as administratively practicable following the Separation Date, but no later than 30 days following the Separation Date. The Corporation shall have the right to withhold from the Separation Payment and from any other payments made to Executive hereunder to the extent required by law or regulation, all federal, state and local income and other taxes applicable to such payments.

    3. Receipt of Other Compensation. Executive acknowledges and agrees that, other than as specifically set forth in this Agreement, following the Separation Date, Executive is not and will not be due any compensation, including, but not limited to, compensation for unpaid salary (except for amounts unpaid and owing for Executive’s employment with the Corporation prior to the Separation Date), unpaid bonus, or severance from the Corporation under the terms of the Employment Agreement, any plan or policy of the Corporation or otherwise. Executive will, however, be entitled to receive benefits which are vested and accrued prior to the Separation Date pursuant to the employee benefit plans of the Corporation in which Executive participates including any accrued but unused vacation. Participation by the Executive (if any) in any of the compensation or benefit plans of the Corporation as of and after the Separation Date shall be subject to and determined in accordance with the terms and conditions of such plans. The Corporation shall promptly reimburse Executive for business expenses incurred in the ordinary course of Executive’s employment on or before the Separation Date, but not previously reimbursed, provided the Corporation's policies of documentation and approval are satisfied.

    4. Executive’s Understanding. Executive acknowledges by signing this Agreement that Executive has read and understands this document, that Executive has conferred with or had the opportunity to confer with Executive’s attorney regarding the terms and meaning of this Agreement, that Executive has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to Executive except as set forth in this Agreement, and that Executive has signed the same KNOWINGLY AND VOLUNTARILY.

    5. Severability of Provisions. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity, or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

    6. Non-Admission of Liability. Executive agrees that neither this Agreement nor the performance by the parties hereunder constitutes an admission by the Corporation, its subsidiaries or the officers, directors, employee or agents of the Corporation or its subsidiaries of any violation of any federal, state, or local law, regulation, common law, breach of any contract, or any other wrongdoing of any type.

    7. Non-Assignability. The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alienation, or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of Executive upon death.

    8. Entire Agreement. This Agreement sets forth all the terms and conditions with respect to compensation, remuneration of payments, and benefits due Executive from the Corporation and supersedes and replaces any and all other agreements or understandings Executive may have had with respect thereto, provided that the provisions of the Employment Agreement and the Confidentiality, Noncompetition and Nonsolicitation Agreement executed in connection with the Employment Agreement shall remain in full force and effect. This Agreement may not be modified or amended except in a writing signed by both Executive and an authorized representative of the Corporation.

    9. Choice of Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Missouri without regard to any state’s conflict of law principles. Any action brought for the interpretation, application and/or enforcement of this Agreement shall be brought exclusively in the United States District Court for the Eastern District of Missouri and/or the Circuit Court of St. Louis County, Missouri.

    10. Counterpart. This Agreement may be signed in single or separate counterparts each or which shall constitute an original.

    11. Notice. Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:

1034 Savonne Court
Chesterfield, MO 63005

To the Corporation at:

1706 Washington Avenue
St. Louis, Missouri 63103
Attention: ________________

IN WITNESS WHEREOF, the parties have executed this Agreement.

CPI CORP.

By:	/s/ Turner White
Title:	Turner White Chairman, Compensation Committee
Date:	October, 30, 2006

/s/ Paul C. Rasmussen
Paul C. Rasmussen Executive